

                                                                            EXHIBIT 12


                             THE BLACK & DECKER CORPORATION
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (Millions of Dollars, Except Ratios)

                                             Three Months Ended   Nine Months Ended
                                             ------------------   -----------------
                                               October 1, 1995     October 1, 1995
                                               ---------------     ---------------
EARNINGS:

Earnings before income taxes                        $ 62.1              $155.8
Interest expense                                      49.5               147.8
Portion of rent expense
  representative of an
  interest factor                                      7.6                22.7
                                                    ------              ------

Adjusted earnings before taxes
  and fixed charges                                 $119.2              $326.3
                                                    ======              ======

FIXED CHARGES:

Interest expense                                    $ 49.5              $147.8
Portion of rent expense repre-
  sentative of an interest
  factor                                               7.6                22.7
                                                    ------              ------

Total fixed charges                                 $ 57.1              $170.5
                                                    ======              ======


RATIO OF EARNINGS TO FIXED CHARGES                    2.09                1.91
                                                    ======              ======